Exhibit 99.1

SOUTHERN FIRST NAMES JULIE FAIRCHILD CHIEF ACCOUNTING OFFICER

Greenville, South Carolina (October 28, 2024) - Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, is pleased to announce the appointment of Julie Fairchild to Chief Accounting Officer.

Fairchild has over 25 years of accounting and finance experience and has served on the Southern First team since 2005, most recently as Executive Vice President of Accounting and Finance, overseeing the bank’s financial reporting, accounting operations, budgeting, and forecasting. During her tenure at the bank, she has demonstrated exceptional leadership, dedication, and financial expertise. In this new position, she will continue to lead the accounting team as well as play a crucial role in shaping the bank’s financial strategies, ensuring Southern First is well positioned for continued growth in the future.

“Julie’s impact on our company through numerous cycles and our outstanding growth has been enormous,” stated Chris Zych, the company’s Chief Financial Officer. “I know that she will continue to do the same and we are fortunate to have her as a critical part of our leadership team.”

About Southern First Bancshares
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.2 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.